EXHIBIT 99.1

Aastrom Announces One-for-Eight Reverse Stock Split

ANN ARBOR, Mich., Feb. 9, 2010 (GLOBE NEWSWIRE) -- Aastrom Biosciences (Nasdaq:ASTM) announced today that its board of directors has approved a one-for-eight reverse stock split of the company's common stock effective on February 18, 2010. The company has filed an amendment to its articles of incorporation to effect the reverse stock split, which was authorized by shareholders at Aastrom's annual meeting in December 2009. Following the reverse stock split, the company expects to have approximately 28.3 million shares of common stock outstanding.

Tim Mayleben, Aastrom's president and chief executive officer, stated, "We believe a reverse stock split will help our shares reflect the value we are creating through our clinical programs and help us attract more institutional ownership of our stock at an exciting time in our company's history. We are currently conducting late-stage clinical trials of our cardiac and vascular repair cell technology and look forward to reporting the results of our limb ischemia clinical trial later this month and our dilated cardiomyopathy study later this year. As a result of our recent $13.5 million stock offering and much stronger balance sheet, we now have the resources to complete patient enrollment in these trials, initiate new clinical studies in these indications this year and execute these programs successfully."

The reverse stock split is intended to increase the per share trading price of Aastrom's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on NASDAQ and to attract greater institutional ownership of the company's shares. As a result of the reverse stock split, every eight shares of the company's common stock that were issued and outstanding immediately prior to the opening of trading on February 18, 2010, will automatically be combined into one issued and outstanding share without any change in the par value of such shares and the number of authorized but unissued shares of the company's common stock will be proportionally reduced.

No fractional shares of common stock will be issued as a result of the reverse stock split and shareholders of record will receive cash in lieu of fractional shares to which they would otherwise be entitled, based upon the closing price of Aastrom's common stock on February 17, 2010.

About Aastrom Biosciences

Aastrom Biosciences is developing autologous cellular therapies for use in the treatment of severe cardiovascular diseases. The company's proprietary cell-processing technology enables the production of cellular therapies using a patient's own bone marrow that can be delivered directly to damaged tissues. Aastrom has advanced this technology into late-stage clinical development and is conducting two Phase II clinical trials to treat dilated cardiomyopathy and a Phase IIb clinical trial to treat critical limb ischemia. For more information, please visit Aastrom's website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

Certain statements contained in this release, including those relating to closing of the offering, as well as statements containing words like "intends," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us, the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

CONTACT:  Berry & Company
          Media:
          Stephen Zoegall
          (212) 253-8881
          szoegall@berrypr.com

          Aastrom Biosciences
          Investors:
          Kimberli O'Meara
          (734) 930-5777
          mail@aastrom.com